United States securities and exchange commission logo





                     June 9, 2022

       Andrew P. Power
       President & Chief Financial Officer
       Digital Realty Trust, Inc.
       5707 Southwest Parkway, Building 1, Suite 275
       Austin, TX 78735

                                                        Re: Digital Realty
Trust, Inc.
                                                            Digital Realty
Trust, L.P.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-32336

       Dear Mr. Power:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction